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                                                                      EXHIBIT 11

            Philadelphia Consolidated Holding Corp. and Subsidiaries
                       Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

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
                                                                    As of and For the Years Ended December 31,
                                                                    ------------------------------------------
                                                                        2003          2002          2001
                                                                      ---------     ---------     ---------
Weighted-Average Common Shares Outstanding                               21,909        21,611        16,529

Weighted-Average Share Equivalents Outstanding                              751           682           656
                                                                      ---------     ---------     ---------

Weighted-Average Shares and Share Equivalents Outstanding                22,660        22,293        17,185
                                                                      =========     =========     =========

Net Income                                                            $  60,277     $  36,005     $  30,559
                                                                      =========     =========     =========

Basic Earnings Per Share                                              $    2.75     $    1.67     $    1.85
                                                                      =========     =========     =========

Diluted Earnings Per Share                                            $    2.66     $    1.62     $    1.78
                                                                      =========     =========     =========
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